Exhibit 99.b(7)

Amendment to the By-Lawsof Credit Suisse Trust Pursuant to resolutions duly adopted by the Board of Trustees of Credit Suisse Trust (the “Company”), effective on July 30, 2024, the section below is added to the BYLAWS Articles 2 - Trustees And Trustees’ Meetings: Advisory Board. The Trustees may appoint an Advisory Board having one or more members. Members of such Advisory Board shall not be Trustees, officers, employees of the Fund’s investment adviser (the “Investment Adviser”), employees of an affiliate of the Investment Adviser or otherwise an “interested person” of the Investment Adviser, as defined in the 1940 Act, and need not be Shareholders. A member of such Advisory Board shall hold office for such period as the Trustees may determine and may resign therefrom by a written instrument signed by them which shall take effect upon its delivery to the Trustees. The Advisory Board shall have no legal powers and shall not perform the functions of Trustees, such Advisory Board being intended merely to act in an advisory capacity. Such Advisory Board shall meet at such times and upon such notice as the Trustees may provide.